Exhibit 99.1

Media Contact:	Investor Contact:
Gillian DellaCioppa (Gdellacioppa@averionintl.com)	Jody Cain (jcain@lhai.com) Brandi Floberg (bfloberg@lhai.com)
Averion International Corp.	Lippert/Heilshorn & Associates, Inc.
(508) 597-6000	(310) 691-7100

For Immediate Release

AVERION REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS

Company Reports Positive Second Quarter Operating Income

from Clinical Research Segment

SOUTHBOROUGH, Mass. – (August 15, 2007) – Averion International Corp. (OTC BB: AVRO), a clinical research organization (CRO) specializing in oncology, medical devices, dermatology and nephrology, today announced financial results for the three and six months ended June 30, 2007.

Second Quarter and Year-to-Date Business and Financial Highlights:

•                  Clinical research operating income was $817,000, compared with a loss of $46,000 and $13,000 for the second quarter of 2006 and first quarter of 2007, respectively.

•                  Gross new business awards were $27.5 million for the six months ended June 30, 2007, for a gross book-to-bill ratio of 1.9.

•                  Clinical research backlog increased to $43.9 million as of June 30, 2007, an increase of 23%, compared with backlog at December 31, 2006. The Company’s net book-to-bill ratio was 1.6 for the six months ended June 30, 2007.

•                  Net service revenue increased 95%, compared with the second quarter of 2006, largely as a result of the Averion Inc. acquisition on July 31, 2006.

“We are reporting another quarter of expanding growth as we execute against our strategy to reach profitability, strengthen our core CRO offering, and increase our international presence,” said Philip Lavin, PhD, Averion International Chief Executive Officer.  “Our net service revenue increased 95%, compared with the second quarter last year, and net service revenue from our clinical research business grew 13%, compared with the first quarter of 2007.  The profitability of our clinical research segment continues to improve with reported operating income of $817,000, compared with the $13,000 operating loss reported for that segment in the first quarter of 2007. Our backlog continues to increase with $27.5 million in gross new business awards for the first half of 2007, primarily in our targeted oncology and medical device sectors. We also continue to gain additional operational efficiencies through consolidation of our organization and are pleased with our progress toward our goal of achieving sustainable profitability.”

Averion reported net service revenue for the three months ended June 30, 2007 of $9.3 million, compared with $4.7 million for the three months ended June 30, 2006, an increase of 95%.  The increase in net service revenue for the second quarter of 2007 is attributed to the increased clinical research net service revenue associated with the business acquired from Averion Inc.

Direct expenses for the three months ended June 30, 2007 were $5.8 million versus $3.3 million in the prior year period.  Direct expenses as a percentage of net revenue decreased to 62% in the second quarter of 2007 from 69% in the second quarter of 2006.  The improvement in direct expenses as a percentage of net revenue was principally the result of an increase in the proportion of overall business derived from Averion’s higher margin clinical research segment and an increase in staff utilization for that segment.

Selling, general, and administrative expenses (SG&A) were $3.5 million for the three months ended June 30, 2007, compared with $2.3 million for the three months ended June 30, 2006.  As a percentage of net revenues, SG&A expenses decreased to 37% in the second quarter of 2007 from 47% in the comparable prior year period.  Increased costs in the second quarter of 2007, compared with the second quarter of 2006 are primarily associated with the increased cost structure associated with the Averion Inc. acquisition and expenses associated with supporting a larger organization.  Additionally, Averion incurred $0.3 million in the second quarter of 2007 related to its European operations.

The net operating loss for the three months ended June 30, 2007 was $0.6 million, including corporate restructuring charges of $0.2 million, compared with a net operating loss of $0.9 million for the second quarter of 2006, and a net operating loss of $1.9 million for the first quarter of 2007.  The restructuring charges for the second quarter of 2007 of $0.2 million were the result of efforts to improve efficiencies and reduce costs in our staffing services segment.

Net loss for the three months ended June 30, 2007 was $0.6 million, or $(0.00) per share based on 498.5 million weighted average number of basic and fully diluted common shares outstanding. This compares with a net loss for the second quarter of 2006 of $0.9 million, or $(0.01) per share based on 60.4 million weighted average number of basic and fully diluted common shares outstanding.

For the six months ended June 30, 2007, net service revenue was $18.1 million, compared with $9.5 million for the six months ended June 30, 2006.  The increase was due primarily to an $11.8 million increase in Averion’s clinical research operation net services revenues, which is attributed to the acquisition of Averion Inc., and partially offset by a $3.2 million decrease in staffing services net service revenues.  Net loss for the first six months of 2007 was $2.6 million, or $(0.00) per share based on 498.5 million weighted average number of basic and fully diluted common shares outstanding.  This compares with a net loss for the second half of 2006 of $1.8 million, or $(0.03) per share based on 60.4 million weighted average number of basic and fully diluted common shares outstanding.

Averion’s backlog related to its clinical research segment was $43.9 million as of June 30, 2007, an increase of $8.3 million, or 23%, over the reported backlog as of December 31, 2006.  The $8.3 million backlog increase was driven by $27.5 million in gross new contract awards and a net book-to-bill ratio of 1.6.  Cash and cash equivalents totaled approximately $7.0 million as of June 30, 2007, compared with cash and cash equivalents of $8.1 million as of December 31, 2006.

First Half of 2007 Company Highlights

Corporate Restructuring

•                  In February 2007, Averion completed cost reduction initiatives that are expected to reduce operating costs by $2.5 million annually and to improve the Company’s financial position and operating results.

•                  In April 2007, Averion implemented additional integration activities to enhance its business offerings and improve its competitive position. Previously operating as separately branded divisions of Averion, IT&E International and Millennix Inc. now operate and offer their services under the Averion name.

Corporate Achievements

•                  In January 2007, Averion entered a joint marketing and contract services agreement with India-based CRO Apothecaries Ltd. to expand core oncology competencies and expand its global presence.

•                  In February 2007, Averion opened three European offices to assist in expanding access to a larger population of patients and to well-trained personnel to run competitively priced international trials.

•                  In June 2007, Averion received notification from the FDA regarding the 51st FDA approval (for a dermal filler) the Company has supported.

Key Executive Hires

•                  In January 2007, Averion named Christopher G. Codeanne as Chief Financial Officer.  Mr. Codeanne brings CRO and public company experience.

•                  In March 2007, Averion appointed Glenn E. Deegan as Vice President and General Counsel.

About Averion International Corp.

Averion International Corp. is a full service clinical research organization (CRO) that provides clinical research and staffing services to the pharmaceutical, biotechnology and medical device/diagnostic industries.  The Company has a therapeutic focus in oncology, medical devices, dermatology, and nephrology.  Averion’s clinical research core competencies are in FDA and product registration support, site selection, project management, medical and site monitoring, data management, biometrics, pharmacovigilance, medical writing, and full clinical trial management services throughout the clinical trials lifecycle.  The Company has supported FDA approvals for products in many therapeutic areas including: oncology, medical devices, dermatology, and nephrology.  The Company also provides staffing services to help solve many regulatory and validation problems faced by clients throughout the product development lifecycle.

Averion is headquartered in Southborough, Mass. and has additional U.S. office locations in New York, Philadelphia, and San Diego, as well as European offices in Germany, United Kingdom, Austria and operations in Poland.  For more information, visit www.averionintl.com.

Forward-Looking Statement

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: our ability to attract, retain or integrate key personnel, including scientific and technical personnel; the termination, modification or delay of contracts which would, among other things, adversely impact our recognition of revenue included in backlog; risks associated with our pursuit of strategic acquisitions or investment in new markets; our ability to acquire and integrate new businesses; our dependence on certain industries and clients; our ability to adequately protect sensitive patient information and confidential information of clients; our ability to keep pace with rapid technological changes; fluctuation in our operating results; our ability to recruit suitable volunteers for the clinical trials of our clients; our exposure to exchange rate fluctuations and international economic, political and other risks; our ability to develop and market new services in the U.S., Europe and internationally; the highly competitive nature of our market; our exposure to changes in outsourcing trends in the pharmaceutical and biotechnology industries; the impact of government regulation on our business; whether we can achieve and maintain effective internal controls;

and other risks.  Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s annual report on Form 10-KSB for the period ending December 31, 2006 and in the Company’s other periodic reports filed with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

(Tables to Follow)

AVERION INTERNATIONAL CORP.

Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,955,615	$8,097,577
Restricted cash - investigator advances	146,251	—
Accounts receivable (net of allowance for doubtful accounts of $150,512 and $170,798 for 2007 and 2006, respectively)	5,091,138	5,788,398
Costs and estimated earnings in excess of related billings on uncompleted contracts	1,587,264	1,907,745
Prepaid and other current assets	542,521	808,683
Total Current Assets	14,322,789	16,602,403
Property and equipment, net	1,527,851	1,434,305
Goodwill	21,967,579	21,967,579
Finite life intangibles (net of accumulated amortization of $969,167 and $570,041 for 2007 and 2006, respectively)	4,213,834	4,612,959
Deposits	143,364	144,342
Total Assets	$42,175,417	$44,761,588

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,204,775	$956,175
Accrued payroll and employee benefits	1,030,516	1,299,342
Current portion of capital lease obligations	28,359	26,910
Current portion of notes payable	1,006,403	978,031
Customer Advances	1,573,847	1,043,384
Billings in excess of costs and estimated earnings on uncompleted contracts	2,889,358	3,985,114
Deferred rent	536,147	557,163
Other accrued liabilities	1,866,481	1,098,136
Total Current Liabilities	10,135,886	9,944,255
Long-term capital lease obligations, less current portion	27,339	41,636
Notes payable, less current portion	5,853,298	6,213,795
Total Liabilities	16,016,523	16,199,686

Commitments and contingencies

Stockholders’ Equity:
Common stock, $.001 par value, 750,000,000 shares authorized, 498,504,330 shares issued and outstanding	$498,504	$498,379
Convertible warrants	164,000	164,000
Common stock to be issued	856,738	837,363
Additional paid-in capital	35,609,757	35,466,055
Other comprehensive loss	(22,449)	(7,075)
Retained deficit	(10,947,655)	(8,396,820)
Total Stockholders’ equity	26,158,894	28,561,902
Total Liabilities and Stockholders’ Equity	$42,175,417	$44,761,588

AVERION INTERNATIONAL CORP.

Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30		For the six months ended June 30,
	2007	2006	2007	2006
Net service revenue	$9,273,999	$4,746,420	$18,077,674	$9,490,958
Reimbursement revenue	541,303	176,591	1,029,397	391,051
Total revenue	9,815,302	4,923,011	19,107,071	9,882,009

Operating expenses:
Direct expenses	5,773,252	3,293,072	11,696,826	6,901,534
Reimbursable out-of-pocket expenses	541,303	176,591	1,029,397	391,051
Sales, general and administrative expenses	3,458,820	2,253,023	7,085,654	4,309,375
Depreciation and amortization expense	376,809	112,465	755,347	222,799
Restructuring charges	242,371	—	1,012,855	—
Total operating expenses	10,392,555	5,835,151	21,580,079	11,824,759
Net operating loss	(577,253)	(912,140)	(2,473,008)	(1,942,750)

Other income (expense):
Interest income	80,787	70,409	178,022	134,451
Interest expense	(146,704)	(11,669)	(293,972)	(21,057)
Other	36,065	—	38,123	—
Total other income (expense)	(29,852)	58,740	(77,827)	113,394

Loss before income taxes	(607,105)	(853,400)	(2,550,835)	(1,829,356)
Income taxes	—	—	—	—
Net loss	$(607,105)	$(853,400)	$(2,550,835)	$(1,829,356)
Weighted average number of common shares outstanding - basic and fully-diluted	498,466,957	60,448,875	498,423,137	60,448,875
Net loss per share - basic and fully-diluted	$(0.00)	$(0.01)	$(0.00)	$(0.03)

AVERION INTERNATIONAL CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30, 2007	June 30, 2006
Cash flows from operating activities
Net loss	$(2,550,835)	$(1,829,356)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	356,221	64,297
Amortization of finite life intangibles	399,125	158,502
Amortization of deferred rent	(21,016)	61,959
Bad debt expense	91,000	—
Stock based compensation	163,202	233,275
Changes in assets and liabilities:
Restricted cash - investigator advances	(146,251)	—
Accounts receivable	607,457	105,291
Costs and estimated earnings in excess of related billings on uncompleted contracts	323,378	(238,490)
Prepaid and other current assets	238,650	(38,715)
Deposits	—	(103,181)
Accounts Payable	244,255	214,107
Accrued payroll and employee benefits	(270,309)	99,419
Customer advances	530,463	598,757
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,095,756)	(132,369)
Other accrued liabilities	771,098	22,435
Net cash used by operating activities	(359,318)	(828,939)

Cash flows from investing activities
Purchase of property and equipment	(448,312)	(112,514)
Other	29,482	—
Net cash used by investing activities	(418,830)	(112,514)

Cash flows from financing activities
Payments on capital lease obligation	(643)	(1,721)
Payments on notes payable	(344,331)	(30,555)
Proceeds from issuance of stock	—	—
Net cash used by financing activities	(344,974)	(32,276)
Effect of exchange rate changes on cash	(18,840)	—

Net decrease in cash and cash equivalents	(1,141,962)	(973,729)
Cash and cash equivalents, beginning of period	8,097,577	6,414,770
Cash and cash equivalents, end of period	$6,955,615	$5,441,041

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